Exhibit (h)(4)

                               AMENDMENT NO. 1 TO

                                AGENCY AGREEMENT


         This Amendment No. 1 to the Agency Agreement (the "Agreement") dated as of April 16, 1998, by and between Value Fund, a series of Value Equity Trust (formerly known as Scudder Equity Trust), a Massachusetts business trust, and Kemper Service Company, a Delaware Corporation, is made as of September 14, 1999.

         Pursuant to Section 24.B. of the Agreement, the Agreement is hereby amended by adding a new Section 5.C. to read as follows:

         "C. Service Company shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein"

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

         Executed under seal this 30th day of September, 1999.


VALUE EQUITY TRUST,
on behalf of Value Fund                        ATTEST:


By:  /s/Lynn S. Birdsong                       /s/John Millette
     ---------------------------------         ---------------------------------
     Lynn S. Birdsong                          Title: Secretary
     President

KEMPER SERVICE COMPANY                         ATTEST:


By:  /s/Michael J. Curran                      /s/illegible
     ---------------------------------         ---------------------------------
     Michael J. Curran                         Title: Asst. Secretary
     Vice President



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